Company contact: Mel Spinella 818 / 704-3533

FOR IMMEDIATE RELEASE	April 22, 2004

21st CENTURY INSURANCE GROUP
REPORTS ROBUST FIRST QUARTER RESULTS

(WOODLAND HILLS, CA) – 21st Century Insurance Group (NYSE: TW) today reported net income of $19.8 million, or $0.23 per share, for the quarter ended March 31, 2004, compared to a net loss of $6.7 million, or $0.08 loss per share, for the quarter ended March 31, 2003. The 2003 results included an after-tax charge of $24.1 million, or $0.28 per share, to increase reserves on the 1994 Northridge Earthquake claims that were allowed to be reopened by California Senate Bill 1899 (SB 1899).

The Company reported in its core personal auto lines that:

•    Direct premiums written increased 16% to $340.6 million in the first quarter ended March 31, 2004, compared to $293.6 million in the first quarter of 2003.

•    The combined ratio improved to 96.6% in the first quarter of 2004 from 97.0% for the same quarter a year ago.

•    Underwriting profit increased 35% for the three months ended March 31, 2004 to $10.8 million from $8.0 million in the first quarter of 2003.

“We’re achieving a strong balance of growth and improved profitability,” said CEO Bruce Marlow.

Cash flow from operations increased by 48.5% to $57.6 million for the first quarter of 2004 from $38.8 million in the first quarter of 2003. This resulted in an overall increase in total assets to $1.798 billion at March 31, 2004 from $1.738 billion at December 31, 2003.

During the first quarter of 2004, the Company significantly shifted its portfolio of fixed maturity investments to shorter duration taxable securities from its longer duration non-taxable municipal investments. Over 99.6% of the portfolio remains at investment grade of A or greater. The Company did not have investments in equities at year-end or in the first quarter.

“In the present environment, we believe a duration of five to six years optimizes our investment income while mitigating our exposure to the potential of rising interest rates,” said Chief Financial Officer, Mel Spinella. “Shifting to taxable investments will also more quickly realize the cash flow benefits from our $275.3 million net operating loss carryforwards.”

Both statutory surplus and stockholders’ equity increased during this period. Statutory surplus increased from $535 million at year-end to $569 million in the first quarter. The premium to surplus ratio improved to 2.2:1. Stockholders’ equity increased from $701 million at year-end to $725 million on March 31, 2004.

About 21st

Founded in 1958, 21st Century Insurance Group primarily markets and underwrites personal automobile insurance to customers in California. The Company also provides personal auto insurance in four other western states (Arizona, Nevada, Oregon and Washington) and three midwestern states (Illinois, Indiana and Ohio). 21st provides a superior combination of policy features and customer service at a competitive price. Twenty-four-hours-a-day, 365 days a year, customers have the option to purchase insurance, service their policy or report a claim over the phone directly through our centralized licensed insurance agents at 1-800-211-SAVE or through the Company’s full-service website at www.21st.com. Service is also provided at the Company’s neighborhood centers during normal business hours. 21st Century Insurance Company is rated A+ (Superior) by A.M. Best and A+ by Standard & Poor’s.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.

Cautionary Statement:
Statements contained herein and within other publicly available documents may include, and the Company's officers and representatives may from time to time make statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. These statements may address, among other things, the Company's strategy for growth, underwriting results, expected combined ratio and growth of written premiums, product development, computer systems, regulatory approvals, market position, financial results, dividend policy and reserves. It is possible that the Company's actual results, actions and financial condition may differ, possibly materially, from the anticipated results, actions and financial condition indicated in these forward-looking statements. Important factors that could cause the Company's actual results and actions to differ, possibly materially, from those in the specific forward-looking statements include the effects of competition and competitors' pricing actions; adverse underwriting and claims experience, including as a result of revived earthquake claims under SB 1899; customer service problems; the impact on Company operations of natural disasters, principally earthquake, or civil disturbance, due to the concentration of Company facilities and employees in Woodland Hills, California; information systems problems, including failures to implement information technology projects on time and within budget; adverse developments in financial markets or interest rates; results of legislative, regulatory or legal actions, including the inability to obtain approval for rate increases and product changes and adverse actions taken by state regulators in market conduct examinations; and the Company’s ability to service its debt, including its ability to receive dividends and/or sufficient payments from its subsidiaries to service its obligations. The Company is not under any obligation to (and expressly disclaims any such obligations to) update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Additional financial information is available on the Company's website at www.21st.com (which shall not be deemed to be incorporated in or a part of this release) or by request to the Investor Relations Department.

© 2004 by 21st Century Insurance Group. All rights reserved.

Exhibit A
21st Century Insurance Group and Subsidiaries
Condensed Financial Data – Personal Auto
(amounts in thousands, except share data)
(Unaudited)

	Quarter Ended March 31,
	2004	2003

Personal Auto Lines
Direct premiums written	$340,592	$293,616

Net premiums written	$339,404	$292,479

Net premiums earned	$318,165	$271,441

Loss and loss adjustment expenses incurred	247,239	216,343
Underwriting expenses incurred	60,090	47,086

Personal auto lines underwriting profit	10,836	8,012

Loss and loss adjustment expense ratio	77.7%	79.7%
Underwriting expense ratio	18.9%	17.3%
Combined ratio	96.6%	97.0%

Supplemental Reconciliation of Personal Auto Lines GAAP Underwriting Profit to Net Income
Personal auto lines underwriting profit	$10,836	$8,012
Results of homeowner and earthquake lines, in run off	(220)	(37,000)
Net investment income	13,146	11,637
Realized investment gains	7,646	4,580
Interest and fees expense	(2,226)	(707)
Federal income tax (expense) benefit	(9,357)	6,767

Net income (loss)	$19,825	$(6,711)

Exhibit B
21st Century Insurance Group and Subsidiaries
Condensed Financial Data – All Lines
(amounts and units in thousands, except share data)
(Unaudited)

	Quarter Ended March 31,
	2004	2003

Total All Lines
Direct premiums written	$340,648	$293,605

Net premiums written	$339,459	$292,472

Net premiums earned	$318,220	$271,441

Loss and loss adjustment expenses incurred	247,514	253,343
Underwriting expenses incurred	60,090	47,086

Underwriting profit (loss)	10,616	(28,988)
Net investment income	13,146	11,637
Realized investment gains	7,646	4,580
Interest and fees expense	(2,226)	(707)
Federal income tax (expense) benefit	(9,357)	6,767

Net income (loss)	$19,825	$(6,711)

Net income (loss) per common share (1)	$0.23	$(0.08)

	March 31,	December 31,
Balance Sheet Data	2004	2003

Invested assets	$1,343,692	$1,284,686
Total assets	$1,797,604	$1,738,132
Loss and LAE reserves	$447,308	$438,323
Stockholders' equity	$724,961	$700,690
Number of common shares outstanding	85,455,964	85,435,505
Book value per share	$8.48	$8.20

Additional Information
Statutory surplus	$568,524	$535,026
Net premiums written to statutory surplus ratio	2.2	2.3
Cash and investments at holding company	$22,876	$24,361

Auto units in force	1,451	1,403

California auto renewal ratio	93%	92%

After-tax yield on investments	3.3%	3.6%

(1) Basic and diluted amounts per common share are the same for all periods shown